Exhibit 10.1

Description of Autodesk Executive Growth Bonus Plan

In order to provide incentive to exceed the projected revenue growth targets set for fiscal 2005, the Compensation Committee of the Autodesk Board of Directors has adopted the Autodesk Growth Bonus Plan. This Plan, which is incremental to the company’s standard bonus plan, provides for payout only in circumstances where actual year-over-year revenue growth substantially exceeds the expected revenue growth levels. Participants in the Plan are various Autodesk officers, including the officers named in the summary compensation table of Autodesk’s 2004 Proxy Statement. The Plan is not embodied in a formal written document and is scheduled to expire following any payouts made based on revenue growth achieved for the fiscal year ending January 31, 2005 The Committee has reserved authority to make changes to the Plan prior to payout in certain circumstances.